EXHIBIT 13

MARKETING MATERIALS

https://www.startengine.com/startup/xreal

1

2

3

4

5

6

XREAL is currently in the **Test the Waters Phase** for **Title IV** investments.

start engine

XREAL

XREAL

Building the future of competitive gaming

Large Raise | Santa Monica, CA | Gaming

$4m reserved	$2m Reservation Goal

189% reserved

Company Team Updates


PLAY VIDEO

When it comes to profitable ventures, there's little that can compare to the global mobile gaming market. As global markets become saturated from the sales of tablets and smart-phones, mobile gaming revenue will continue to grow until it eventually eclipses the console market, expected by the end of 2015. Why the astronomic growth in the mobile market? Simple: "By the end of 2014, the number of mobile-connected devices will exceed the number of people on earth, and by 2019 there will be nearly 1.5 mobile devices per

Web2PDF
converted by Web2PDFConvert.com

capita", or approximately 10 billion mobile devices. Consoles, conversely, across all companies (Nintendo, Sony, Microsoft) and the last two generations (Wii & WiiU, PS3 &4, XBox 360 & One) have sold under 300 million units. The costs of console gaming are far higher for the average person, too - a console requires a television, an internet connection, and the games themselves can be prohibitively expensive.

Revenue in the North American mobile content market is expected to cross $10B this year, with $3B of that revenue directly from mobile gaming. The trend towards freemium has increased audience exposure and in-app purchases, further driving this explosive growth. Average time spent gaming continues to rise alongside it, and increasingly, those who spend the most time in-game are less likely to be from the core "gamer" demographic. Combine that with the relatively low-cost of entry to mobile gaming, and you can see a bright future developing.

As more people become involved with mobile gaming, we will see the meteoric rise of mobile eSports. Already, the North American eSports market makes almost $200M annually off sponsorships & ticket sales alone, and it is expected to make a "conservative" jump to $465M by 2017. But the revenue is only part of the picture, as audiences hundreds of millions strong are already flocking to console and PC eSporting events. With the introduction of a mobile aspect to the eSports market, we could expect to see even greater growth, especially as it expands into the Chinese and South Korean Markets. Some estimates even have eSports revenues topping $1B within the next two years. The numbers speak for themselves: mobile gaming is the wave of the future and now is the time to capitalize on it.

The mobile market is ripe for the plucking; all that it requires is a great idea and a team with the experience to reap the most from it. Poised on the crest of this massive wave is Fortress Fury, the strategic PVP freemium mobile game brainchild of Youtube wunderkind Jordan Maron, A.K.A. CaptainSparklez, and industry leader Howard Marks (Activision, Acclaim! Games).

Maron, a Minecraft playing Youtube sensation with more than 8 million subscribers and 40M+ monthly pageviews, created the game's core concept when Marks and Maron met in early 2014. Marks, interested in his children's obsession with the Youtube stars' videos and the game he played, contacted Maron through Jordan's grandmother. Maron had wanted to make a video game for a long time, and when Marks approached him about the possibility, the two struck an almost immediate accord, each recognizing in the other some intangible quality that spoke of potential success. And so on August 1st, 2014, Fortress Fury began production.

Maron, an experienced gamer with a growing social following, took inspiration from the games he enjoyed as well as those games that proved to be influential to his budding community of MineCraft enthusiasts. He incorporated elements like creative building and real time competition to enhance the player's experience, while keeping the overall feel of the game unique.

Maron shared the game's progress through every step by producing regular video blogs on his Youtube channel, and even invited fans to help design the logo and vote on the name. Each video he posted related to the game garnered between 400 and 800 thousand views, and provided invaluable fan feedback. Because of his commitment to his community, the game developed a large following even before release. And when Fortress Fury was released May 14th, 2015, it catapulted into the top 100 on the iTunes app store and was downloaded more than a million times in its first two weeks.

Fortress Fury balances all the right elements for an addictive and competitive easy access, real-time, player-versus-player mobile game. Howard Marks brings decades of experience and expertise from his time cultivating the world's largest video game publisher, Activision, and Jordan Maron's creativity and vision,

Web2PDF
converted by Web2PDFConvert.com

coupled with his immense social presence, have come together to create a great game and a great opportunity for investment.

Together, they plan to take XREAL and Fortress Fury to the next level. eSports continue to grow in size, rivaling even the biggest of sporting events. XREAL and Fortress Fury are poised to capture this booming eSports market by leveraging the wisdom of its executive team, the feedback of its vocal fans, and the market forces that continue to show great promise for the future of mobile gaming.

Take a moment and sniff the air. Smell that ozone? That's the smell of a perfect storm brewing over the city of Los Angeles, its eye centered over the XReal offices in Santa Monica. The conditions couldn't be better.

In case you've been living underground and you hadn't heard of Activision Blizzard or its many profitable franchises (Call of Duty, StarCraft, etc), today its a $14B video gaming industry behemoth. However, in the early '90s before Bobby Kotick and Howard Marks took it out of bankruptcy, it was a $2M software company struggling with over $20M in debt. The two turned the company around and, at the time of its merger with Vivendi in 2008, Activision was valued at $18.9B. Those people lucky enough to have invested in Howard and Bobby's bankrupt Activision would have seen a 9,000X return on their investments.

Just imagine if you had an opportunity to invest in Activision with Howard Marks in 1991. Expressing interest in investing in XREAL is your opportunity to be a part of Howard's next great success. REAL is positioned to dominate the mobile eSports market with it's first title Fortress Fury and is offering the general public a small window to reserve shares and to be part of the $21B industry that is mobile gaming.

You might have missed the opportunity to invest in Howard's earlier successes but you don't have to miss the opportunity to invest in his next big hit, XREAL!

Indicate interest to reserve shares in XREAL and become a part of the future of eSports today!

Howard Marks
Co-Founder, XREAL
Co-Founder, Activision
CEO and Founder Acclaim Games
Howard Marks is a visionary, serial technologist and gaming industry pioneer with more than 20 years of experience. Marks is co-founder of Activision ($11B+market cap), makers of Guitar Hero, Tony Hawk's Pro Skater and Call of Duty. Under his watch, Activision emerged from the depths of bankruptcy to become the undisputed heavyweight in video game publishing. In 2007, the company was sold to Vivendi for $2B, and the brand continues to be admired to this day.

Marks also previously served as CEO and Founder of Acclaim Games. A lifelong believer in entrepreneurialism, he started his first company in his of University of Michigan dorm room selling software for the Apple II.

Howard Marks is the Executive Chairman and major shareholder in StartEngine, the platform this campaign is hosted on.

Jordan Maron aka CaptainSparklez

Co-Founder, XREAL
Creative Director, Fortress Fury
8.5M+ YouTube subscribers

Web2PDF
converted by Web2PDFConvert.com

Jordan Maron (known by millions around the world as CaptainSparklez) is a YouTube superstar. An enthusiastic gamer and a witty gaming commentator with more than 8.5M+ subscribers, Jordan's CaptainSparklez channel has more than 1.7B views on all his videos combined. Maron's YouTube career began in 2010, making some of the highest-viewed videos in YouTube's history. His channel holds the record for the top three most-viewed Minecraft videos. Maron now dominates as the third most subscribed gaming commentator on YouTube.

Perks for successfully funding Fortress Fury:

$200 worth of Shares in the company

- $30 dollars worth of downloadable content in the game (non-transferable crystals)
- Free admission to select in-game Fortress Fury tournament events
- An in-game "Ambassador" badge & title

$500 worth of Shares in the company

- $150 dollars worth of downloadable content in the game (non-transferable crystals)
- Free admission to select in-game Fortress Fury tournament events
- An in-game "Ambassador" badge & title
- Custom Title & Username Color

$1,000 worth of Shares in the company

- $400 dollars worth of downloadable content in the game (non-transferable crystals)
- Free admission to select in-game Fortress Fury tournament events
- An in-game "Ambassador" badge & title
- Custom Title & Username Color
- VIP Fortress Fury Access: For the first two years after we are funded, if there are any live events hosted by XREAL, you will have a reserved seat in the first 10 rows.

$5,000 worth of Shares in the company

- $1,000 dollars worth of downloadable content in the game (non-transferable crystals)
- Free admission to select in-game Fortress Fury tournament events
- An in-game "Ambassador" badge & title
- Custom Title & Username Color
- VIP Fortress Fury Access Plus: For the first three years after we are funded, if there are any live events hosted by XREAL, you will have a reserved seat in the first 10 rows AND you can go back-stage to meet Howard and Jordan!
- Become a Tournament Creator in your area! Fortress Fury will help you host a local event and you'll be able to reap the rewards!
- One-of-a-kind in-game seal, designed by one of our artists.

THE OFFERING MATERIALS MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY www.facebook.com/fortressfury AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT

Web2PDF
converted by Web2PDFConvert.com

UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED AT THIS TIME, AND IF SENT IN TO XREAL, WILL NOT BE ACCEPTED. NO OFFER TO BUY SECURITIES OF XREAL CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL XREAL's OFFERING STATEMENT IS QUALIFIED. ANY SUCH OFFER TO BUY SECURITIES MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ITS ACCEPTANCE IS GIVEN AFTER THE QUALIFICATION DATE. ANY INDICATIONS OF INTEREST IN XREAL's OFFERING INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

About

Blog

About Us

How It Works

FAQs

Connect

Facebook

Twitter

Careers

Join

Get Funded

Investors

Legal

Terms of Use

Privacy Policy

Section 17(b) Disclosure

Disclaimer

IMPORTANT MESSAGE: www.StartEngine.com (the "Site") is a website owned by StartEngine Crowdfunding, Inc. (StartEngine Crowdfunding) and operated by StartEngine Crowdfunding and its wholly owned-subsidiary, StartEngine Capital, LLC (StartEngine Capital)(collectively, "StartEngine"). StartEngine Crowdfunding is a not a broker-dealer, funding portal or investment adviser. StartEngine Capital is a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA). By accessing this Site and any pages on this Site, you agree to be bound by its Terms of Use and Privacy Policy, as may be amended from time to time without notice or liability.

Investment opportunities posted and accessible through the Site are of two types: 1) JOBS Act Title IV - Regulation A+ offerings and 2) JOBS Act Title III – Regulation Crowdfunding offerings. Both types of offerings are open to the general public, however there are important differences and risks. You can learn more in our Learn section. Each type of offering is presented on this Site in separate workflows. Generally, Regulation A+ and Crowdfunding offerings have important differences in limits on the amount a company can raise in an offering, how they can conduct the offering, limits on the amount an investor can invest per offering and annually, and most importantly - differences in when an investor can resell the securities. In particular, securities purchased in a Title III Regulation Crowdfunding offering cannot be sold for one year from purchasee, but even after this time, there may be no resale market available. All securities offered by companies on this Site involve high levels of risk. ***Only invest an amount that you can afford to lose and will not impact your lifestyle.***

Neither the SEC nor any state regulator or other regulatory body has passed upon the merits of or given its approval to the securities, the terms of the offerings, or the accuracy or completeness of any offering materials or information posted on the Site. Neither StartEngine nor any of its directors, officers, employees, representatives, affiliates or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

Neither StartEngine Crowdfunding nor StartEngine Capital is an investment advisor or broker-dealer and neither engages in any activities requiring any such registration. Neither gives investment advice, provide analysis or recommendations regarding any offering posted on the Site. Prior results are not indicative of future performance; actual results may vary materially. The Site may contain "forward looking statements" which are not guaranteed. All investors should make their own determination of whether or not to make any investment, based on their own independent evaluation and analysis. Potential investors are strongly advised to consult their legal, tax and financial advisors before

Web2PDF
converted by Web2PDFConvert.com

investing. The securities offered on this Site can only be marketed in jurisdictions where public solicitation of offerings are permitted; it is solely your responsibility to comply with the laws and regulations of your country of residence.

Copyright © 2016 StartEngine, LLC. All Rights Reserved.

RESERVE FOLLOW

Web2PDF
converted by Web2PDFConvert.com